                                                                    EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statements of operations give effect to the acquisition of OctigaBay Systems Corp. (OctigaBay), which was completed on April 1, 2004. The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature and are likely to change as management completes its assessment and independent appraisers complete their valuation of intangible assets. Such preliminary estimates of fair values of the assets and liabilities of OctigaBay have been consolidated with the recorded values of the assets and liabilities of Cray Inc. and subsidiaries (Cray) in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the acquisition of OctigaBay as if it had occurred on December 31, 2003. The unaudited pro forma condensed statements of operations reflect the condensed consolidated results of operations of Cray and OctigaBay for the year ended December 31, 2003, as if the acquisition had occurred on January 1, 2003.

The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Cray and OctigaBay been a consolidated company during the specified periods. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Cray and OctigaBay.


                  CRAY INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                   As of December 31, 2003
                        (in thousands)

                            ASSETS

                                                           Historical      Historical            Pro Forma            Pro Forma
                                                             Cray          Octigabay             Adjustments          Combined
                                                          -----------      ---------            ------------         ----------
Current assets:
   Cash and cash equivalents                              $  39,773        $   1,691            $ (14,925)(1)        $  26,539
   Short term investments, available for sale                34,570           10,045                                    44,615
   Accounts receivable, net                                  48,474              548                                    49,022
   Inventory, net                                            43,022                                                     43,022
   Prepaid expenses and other assets                         18,932               62                                    18,994
                                                          ---------        ---------            ---------            ---------
          Total current assets                              184,771           12,346              (14,925)             182,192

Property and equipment, net                                  26,157            1,130                                    27,287
Service spares, net                                           4,925                                                      4,925
Intangible assets                                                              6,700                6,700 (2a)
Goodwill                                                     13,344                                35,020 (2b)          48,364
Deferred tax asset                                           58,595                                  (400)(6)           58,195
Other assets                                                  3,797               49                                     3,846
                                                          ---------        ---------            ---------            ---------
          TOTAL                                           $ 291,589        $  13,525            $  26,395            $ 331,509
                                                          =========        =========            =========            =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                       $  12,553        $     170            $                    $  12,723
   Accrued payroll and related expenses                      19,035              241                                    19,276
   Other accrued liabilities                                  3,328              340                1,000 (3)            4,668
   Deferred revenue                                          33,233                                                     33,233
   Current portion of warranty reserves                         655                                                        655
   Current portion of obligations under capital leases          152                                                        152
                                                          ---------        ---------            ---------            ---------
          Total current liabilities                          68,956              751                1,000               70,707

  Long term deferred lease inducement                                            251                  251
  Dividends payable                                                            1,312               (1,312)(4)
   Preferred Shares                                                           17,861              (17,861)(7)

Shareholders'  equity:
   Common Stock                                             312,646              638                 (638)(7)          373,039
                                                                                                   56,760 (1)
                                                                                                    2,589 (1)
                                                                                                    1,044 (8)
   Exchangable shares                                                                              24,193 (1)           35,378
                                                                                                   11,185 (8)
   Deferred compensation                                       (105)                               (2,224)(8)          (14,558)
                                                                                                  (12,229)(8)
   Accumulated other comprehensive loss                        (807)            (458)                 458 (7)             (807)
   Accumulated deficit                                      (89,101)          (6,830)               6,830 (7)         (132,501)
                                                                                                  (43,400)(2c)
                                                          ---------        ---------            ---------            ---------
                                                            222,633           11,211               26,707              260,551
                                                          ---------        ---------            ---------            ---------
          TOTAL                                           $ 291,589        $  13,525            $  26,395            $ 331,509
                                                          =========        =========            =========            =========


See accompanying notes to unaudited pro forma condensed consolidated financial information.




                           CRAY INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the year ended December 31, 2003
                      (in thousands, except per share data)



                                              Historical           Historical      Pro Forma             Pro Forma
                                                 Cray              Octigabay       Adjustments           Combined
                                              ----------           ----------      -----------          ----------
REVENUE:
  Product                                      $ 175,004           $                $                   $ 175,004
  Service                                         61,958                                                   61,958
                                               ---------           ---------        ---------           ---------
     Total revenue                               236,962                                                  236,962
                                               ---------           ---------        ---------           ---------
OPERATING EXPENSES:
  Cost of product revenue                         97,354                                                   97,354
  Cost of service revenue                         40,780                                                   40,780
  Research and development                        37,762               3,392                               41,154
  Marketing and sales                             27,038                 554                               27,592
  General and administrative                      10,908                 783                               11,691
  Amortization of intangibles                                                           1,340(5)            1,340
  Amortization of deferred compensation                                                 8,080(8)            8,080
  Restructuring charge                             4,019                                                    4,019
                                               ---------           ---------        ---------           ---------
    Total operating expenses                     217,861               4,729            9,420             232,010
                                               ---------           ---------        ---------           ---------
    Income from operations                        19,101              (4,729)          (9,420)              4,952

OTHER INCOME (EXPENSE), NET                        1,496                (824)                                 672

INTEREST INCOME (EXPENSE), NET                       444                 286                                  730
                                               ---------           ---------        ---------           ---------
    Income (loss) before income taxes             21,041              (5,267)          (9,420)              6,354

PROVISION FOR INCOME TAXES                       (42,207)                              (3,391)(6)         (45,598)
                                               ---------           ---------        ---------           ---------
    Net income  (loss)                         $  63,248           $  (5,267)       $  (6,029)          $  51,952
                                               =========           =========        =========           =========
    Net income per common share:
        Basic                                  $    0.94           $                $                   $    0.65
                                               =========           =========        =========           =========
        Diluted                                $    0.81           $                $                   $    0.57
                                               =========           =========        =========           =========
    Weighted average shares outstanding:
        Basic                                     67,098                               12,401              79,499
                                               =========           =========        =========           =========
        Diluted                                   77,861                               13,141              91,002
                                               =========           =========        =========           =========


See accompanying notes to unaudited pro forma condensed consolidated financial information.


    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1: PURCHASE PRICE

On April 1, 2004, Cray acquired OctigaBay for $14,925,000 in cash, issued 7,560,885 shares of common stock to certain OctigaBay shareholders, and reserved an additional 4,840,421 shares of common stock for issuance upon exchange of exchangeable securities issued to certain OctigaBay shareholders. Of the total shares issued and reserved, 1,838,953 shares were not included in the purchase price calculation as they represent repurchaseable shares that will be earned over the repurchase period. Cray also assumed outstanding OctigaBay stock options exercisable for 740,722 shares of Cray common stock.

The unaudited condensed consolidated financial information reflects a preliminary allocation of the purchase price and represents Cray's expectations of the significant tangible and intangible assets and liabilities that will be recognized in connection with the acquisition. The estimated fair values of the assets and liabilities are preliminary and are subject to future adjustments. The significant items which could change are intangible assets, deferred tax assets and goodwill. The valuations of the intangible assets are



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dependent on a report by an independent appraiser that has not yet been finalized. Deferred tax assets are subject to the completion of a tax study.

The preliminary purchase price, which includes estimated direct transaction costs and other consideration, is summarized as follows (in thousands):

Cash paid                                                        $14,925
Common stock                                                      56,760
Exchangeable shares                                               24,193
Fair value of stock options                                        2,589
Estimated direct transaction costs                                 1,000
                                                                 -------
         Total                                                   $99,467
                                                                 =======

For pro forma purposes only, assuming the transaction was consummated on December 31, 2003, and not on the actual closing date of April 1, 2004, the preliminary allocation of the purchase price would be as follows (in thousands):


Net current assets and liabilities                             11,595
Intangible assets                                              50,100
Goodwill                                                       35,020
Property and equipment, net                                     1,130
Other long term assets and liabilities                         (1,622)
                                                              -------
         Net assets acquired                                  $99,467
                                                              =======


The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill. Preliminary intangible assets are comprised of the following (in thousands):


                                               WEIGHTED AVERAGE USEFUL LIFE (IN MONTHS)
                                               ----------------------------------------
In-process research and development                       $43,400               NA
Core developed technology                                   6,700               60
                                                          -------
         Total intangible assets                          $50,100
                                                          =======



The preliminary values assigned to the identifiable intangible assets were determined using the income approach by an independent appraiser. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products.

In-process research and development was written off to expense immediately after closing on April 1, 2004 (See Note 3). Other intangible assets will be amortized over the lives of the estimated discounted cash flows assumed in the valuation models.

The pro forma condensed consolidated financial information is intended for information purposes only, and does not purport to represent what the combined companies' results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

NOTE 2 - PRO FORMA ADJUSTMENTS

The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations to reflect the estimated impact of the merger on the historical combined results of Cray and Octigabay:

        1. To record the purchase price cash payment of $14,925,000, the issuance of 7,403,941 shares of Cray common stock valued at $56,759,456, the issuance of 3,158,412 of exchangeable shares valued at $24,193,428, and the fair value of stock options valued at $2,589,432.

        2. The following pro forma adjustments reflect the allocation of the excess purchase price to the assets and liabilities of OctigaBay. 2 The adjustments reflect the difference between the book value and fair value of the acquired assets and liabilities assuming the acquisition was consummated on December 31, 2003 (in thousands).

          Total consideration                     $ 99,467
          Book value of OctigaBay                   14,347
                                                  --------
          Excess consideration                    $ 85,120
                                                  ========


        The excess purchase price has been allocated as follows (in thousands):

        a.      Acquired intangible assets                        $  6,700

        b.      Goodwill                                            35,020

        c.      In-process research and development                 43,400
                                                                  --------
                Excess consideration                              $ 85,120
                                                                  ========



        3.      To accrue for estimated transaction costs.

        4. To remove the accrual of dividends related to preferred stock that was eliminated upon acquisition.

        5. To adjust amortization of amortizable intangible assets acquired based on estimated fair market value using the estimated lives defined above in Note 1.

        6. To record the tax (provision) benefit impact of OctigaBay and related pro forma adjustments at Cray's statutory tax rate less the effects of valuation allowance reversal of 36%.

        7. To eliminate OctigaBay's shareholders' deficiency and preferred stock.

        8. To record deferred compensation of $12,229,043 related to repurchaseable shares to be amortized over 19.5 months, and deferred compensation of $2,223,703 related to the unvested portion of stock options assumed to be amortized over four years.

NOTE 3 - IN-PROCESS RESEARCH AND DEVELOPMENT

As of April 1, 2004, OctigaBay was in the process of developing a new hardware product that had not yet reached technological feasibility. This project has been classified as in-process research and development. The fair value is estimated to be $43.4 million with estimated cost to complete of approximately $8.0 million, substantially all of which will be completed in 2004.

The material risks associated with the successful completion of the in-process technology are associated with Cray's ability to successfully finish the development of the hardware. Cray expects to benefit from the in-process project as the individual products that contain the in-process technology are marketed and sold to end users. The fair value of the in-process research and development was determined using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the in-process research and development, if successful.

The projected cash flows were discounted to approximate fair value. The discount rate applicable to the cash flows of the project reflects the stage of completion and other risks inherent in the project. The discount rate used in the valuation of in-process research and development was 24.5 percent.